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EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

            We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Advanced Viral Research Corp. of our report dated February 21, 2003 (which report contains an explanatory paragraph relating to certain significant risks and uncertainties which conditions raise substantial doubt about the Company's ability to continue as a going concern) with respect to the consolidated financial statements of Advanced Viral Research Corp. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 appearing in such Prospectus. We also consent to the references to us under the heading "EXPERTS" in the Prospectus.

                          /s/ RACHLIN COHEN & HOLTZ LLP
                          -----------------------------
                          RACHLIN COHEN & HOLTZ LLP

Miami, Florida
May 29, 2003